Exhibit 4.3
EXHIBIT B

CONVERTIBLE PROMISSORY NOTE
INVESTMENT NOTE 2
(the “Note”)

September 3, 2008

Amount:  $500,000

FOR VALUE RECEIVED, the undersigned, ("Borrower") promises to pay to Catino, SA, ("Lender"), with an address of Aquilino de la Guardia 8, P.O. Box 0823-02435,  Panama, Republic of Panama, or at such place or places as Lender may designate, the principal sum of Five Hundred Thousand ($500,000) Dollars, without defalcation or discount, for value received, with interest thereon at the rate set forth below, all in lawful money of the United States (collectively, the "Loan).

1.             Term.  The term of this Loan (the "Term") shall be for eighteen (18) months.

2.             Interest.  Interest will be charged and accrue on that part of outstanding principal which has not been paid at the rate of twelve percent (12%) per annum (the “Rate”).  Interest will be charged beginning on the date Borrower receives all of the principal and will continue until the full amount of principal Borrower has received has been paid.

3.             Payments.  Payments shall be payable at1001 North America Way Suite 201, Miami, FL 33132 or at such other place as the Lender may designate, in writing, and shall be repaid as follows:

Subject to the provisions contained in paragraph 4, the Loan shall be repaid at the end of eighteen (18) months.  Payment shall be due and payable on the 3rd day of March 2010 which final payment shall consist of all unpaid principal and any interest which shall have accrued thereon.

4.             Conversion.
(a)           Merger and Acquisition.  On consummation of a merger with a publicly held company, the Borrower will cause its successor company to assume the Borrower’s obligations under this Note.  This Note will not be convertible prior to such assumption and on conversion this Note will be convertible into common stock of the public company.

(b)           Conversion.  In the event the Borrower consummates a merger with a publically held company, the entire principal and accrued interest outstanding on this Note shall be converted (the “Exchange Conversion”) into the successor company’s equity securities immediately upon consummation of such merger. Contemporaneous with the Exchange Conversion, the entire principal amount of this Note then outstanding, together with the accrued and unpaid interest thereon, will be converted automatically into shares of common stock of the merged public company at the rate of one share for each $1.00 of principal and interest; provided, that there are not more than 31,500,000 shares of the merged public company then outstanding. In the event that there are more than 31,500,000 shares of the merged public company then outstanding, the conversion price shall be reduced by a ratio equivalent to 31,500,000 divided by the number of shares then actually outstanding. The issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the merger. Upon completion of the Exchange Conversion, all Collateral (as herein defined) shall be released.

5.             Failure of Merger. In the event that Borrower shall not consummate a merger as described in paragraph 4, within eighteen (18) months of issuance of the Note, then principal and accrued interest with respect to the Note will immediately become due and payable, and the Lender shall be entitled to an additional fee in the amount of ten (10%) percent of the then outstanding principal amount of the Note.

6.             Late Charges.  Borrower shall pay to Lender a late charge of five percent (5%) of any payment not received by Lender within fifteen (15) calendar days after the payment is due.  The imposition or collection of this fee shall not however constitute a waiver of any default or demand by Lender.

7.           Events of Default.  At the option of Lender, upon the occurrence of any of the following events of default ("Events of Default"), the Borrower will be in default ("Default"):
(a)           Nonpayment of any amount due either under this Note.
(b)           The filing by Borrower or against Borrower of a petition in bankruptcy or insolvency or in reorganization or for the appointment of a receiver, custodian, liquidator, trustee, or other official covering Borrower or any of its assets, or a making by the Borrower of an assignment for the benefit of creditors, or the filing of a petition for an arrangement by the Borrower which is not withdrawn or continued, dismissed, cancelled, and/or terminated before the end of thirty (30) days' following commencement.
(c)           Failure to comply with or breach or default in any of the terms or conditions of the Business Assets Purchase and Sales Agreement and failure to cure such breach within a reasonable time.

8.             Notice of Default.  Lender shall provide Borrower with a fifteen (15) day notice and a reasonable time period to cure following an Event of Default after the earlier of (i) notice to Borrower of the Default, or (ii) the date Borrower knows or should have known of the existence of such Default.

9.             Lender's Rights upon Default.  Upon an Event of Default, which is not cured pursuant to any notice or cure period provided herein, Lender may, at Lender's option declare Borrower to be in Default.  Upon declaration of Default, the entire unpaid principal balance and any outstanding accrued interest, fees and costs of this Note shall be immediately due and payable by Borrower ("Acceleration").  Payment of the foregoing may be enforced and recovered at any time by one or more remedies provided to Lender in this Note, and Lender may, at its option, thereafter exercise any rights it has against the Collateral for this Note.

Lender may exercise this option to accelerate during any Default regardless of any prior forbearance.  If the Lender has required Borrower to pay immediately in full as described above, the Lender will have the right to be reimbursed by Borrower for all reasonable costs and expenses incurred by Lender to the extent not prohibited by applicable law.  Those expenses may include, for example, reasonable attorneys' fees.
The terms and conditions of the Business Assets Purchase and Sales Agreement are incorporated by reference into this Note.  This Note shall be governed by and construed in accordance with the laws of the State of Florida.

10.           Borrower's Waivers.  Presentment, demand of payment, notice of nonpayment, dishonor or acceleration, protest or notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note are hereby waived by all makers, sureties, and endorsers, and shall be binding upon them and their successors and assigns.  Any failure by Lender to insist upon strict performance by Borrower of any of the terms and provisions of the Note shall not be deemed a waiver of any of the terms or provisions thereof, and the Lender shall have the right thereafter to insist upon strict performance by the Borrower of any and/or all of them.  Any failure or delay of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times.  The waiver by Lender of a breach or default of any provisions of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.  Borrower agrees to reimburse Lender for all reasonable expenses, including reasonable attorneys' fees, incurred by Lender to enforce the provisions of this Note, protect and preserve Lender's rights and collect Borrower's obligations hereunder.

11.           Interest Determination.  If, at any time, the rate of interest hereunder shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rulers or regulations of any appropriate regulatory authority or agency, then, during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

12.           Notices.  Any notice to Borrower provided for in this Note shall be given by mailing such notice by certified mail addressed to Borrower at the address listed below, or to such other address as Borrower may designate by notice to the Lender.  Any notice to the Lender shall be given by overnight delivery service or mailing such notice by certified mail, return receipt requested, to the Lender at the address stated in the first paragraph of this Note or to such other address as may have been designated by notice to Borrower.

13.          Construction.  The words "Borrower" and "Lender" include the singular and plural, individual or corporation or company, and the respective heirs, executors, administrators, successors and assigns of the Borrower or Lender, as the case may be.  The use of any gender applies to all genders.  If more than one party is named as a Borrower, the obligation hereunder of each such party is joint and several.  Any terms not defined herein shall have the meaning prescribed in the Business Assets Purchase and Sales Agreement.

14.           Collateral.  This Note may be secured by a first priority lien recordable in the Republic of Panama, encumbering the vessel m/s Casino Royale; Built: 1974 By: Kynossoura Dockyard, Salamis, Greece;Flag:  Bahamas; Place of Registration:  Nassau, Bahamas; Call Sign: C6DP8; Register Number:  7155221;  IMO Number:  7350 (referred to as the "Collateral").  Borrower shall cooperate with Lender in all respects regarding the recording of such lien.  Lender shall cooperate with Borrower in all respects regarding the removal of the lien upon payment all amount due to Lender; or the conversion of all amounts due Lender under the terms of paragraph 5.  Borrower may further encumber the Collateral, and with the consent of Lender to such additional lien, Seller will subordinate to that new lien.  The lien of Seller will be fully released and discharged upon the earlier of: the amounts due under this Note are paid in full; or (ii) this Note is exchanged for equity under the terms of this Note and the related Business Assets Purchase and Sales Agreement.

Witness:		BORROWER:

ISLAND BREEZE INTERNATIONAL
1001 North America Way
Suite 201
Miami, Florida 33132

By:
Bradley T. Prader, President